Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
John E. Kahn, Chief Financial Officer	Donald C. Weinberger/Diana Bittner (media)
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1 Executive Drive	212-370-4500
Somerset, NJ 08873	don@wolfeaxelrod.com
866-352-5304	diana@wolfeaxelrod.com

TEAMSTAFF IMPROVES LIQUIDITY AND CAPITAL STRUCTURE WITH DIRECT
INVESTMENT FROM MANAGEMENT

– Company’s Line of Credit Expanded to $3.0 Million –

Somerset, New Jersey – April 5, 2011 — TeamStaff, Inc., (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government primarily within the Departments of Defense and Veterans Affairs, announced today that it has improved its liquidity and capital structure in recent weeks. Most recently, the Company entered into a securities purchase agreement with certain members of the Company’s board of directors and management team. Total cash proceeds to the Company were $150,000 in consideration for 306,121 common shares. In addition to the cash proceeds, three participants elected to purchase in total $75,000 of additional shares by granting a credit to the Company for an amount equal to the purchase price and authorizing the Company to apply this credit against any obligation of the Company to such person within 12-months of the closing date, except for base salary. The Company intends to use these proceeds for general working capital.

Also, as we recently reported, TeamStaff improved its capital structure by increasing the maximum availability under its line of credit to $3.0 million, up from $2.5 million, through its lender, Presidential Financial Corporation. As part of this arrangement, the Company’s lender agreed to provide a credit facility against the Company’s unbilled receivables, subject to a limit of $500,000, and also extended the term of the loan agreement by 12 months, to July 2013.

Chief Executive Officer of Presidential Financial, Tom Matthesen, stated, “We are pleased to extend further credit to TeamStaff, which has been an excellent partner to work with. We are looking forward to a long-term relationship and assisting the Company in its growth efforts as a leading healthcare, logistics and staff augmentation service provider to the U.S. government.”

“I’m pleased to report that TeamStaff has been successful in strengthening its liquidity and capital structure in recent weeks. A direct investment from the board of directors and our management team speaks volumes as to what we believe is the true value of TeamStaff. In addition, we are also appreciative of our relationship with Presidential Financial and grateful to obtain this expansion in our line of credit that we intend to use to advance our strategic plan,” said TeamStaff President and Chief Executive Officer Zachary Parker.

About TeamStaff, Inc.

TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit qualified healthcare and other professionals and administrative staff at reasonable costs; our ability to obtain any needed financing; our ability to attract and retain sales and operational personnel; our ability to secure contract awards, including the ability to secure renewals of contracts under which we currently provide services; our ability to enter into contracts with United States Government facilities and agencies on terms attractive to us and to secure orders related to those contracts; changes in the timing of orders for and our placement of professionals and administrative staff; the overall level of demand for the services we provide; the variation in pricing of the contracts under which we place professionals; our ability to manage growth effectively; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); economic, business and political conditions domestically; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; the loss of key officers, and management personnel; the competitive environment for our services; the effect of recognition by us of an impairment to goodwill and intangible assets; other tax and regulatory issues and developments; the effect of adjustments by us to accruals for self-insured retentions; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s periodic reports filed with the SEC. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

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